Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Eidos Therapeutics, Inc. of our report dated March 22, 2018, except for the effects of the stock split as discussed in Note 1 to the financial statements, as to which the date is June 7, 2018, relating to the financial statements of Eidos Therapeutics, Inc. which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, CA

June 8, 2018